Exhibit 99.1

Gentherm Reports 2024 Third Quarter Results

Strong Outperformance Over Light Vehicle Production

Secured Third Quarter Record $600 Million in Automotive New Business Awards

Updates 2024 Guidance

NORTHVILLE, Michigan, October 30, 2024 /Global Newswire/ -- Gentherm (NASDAQ:THRM), the global market leader of innovative thermal management and pneumatic comfort technologies for the automotive industry and a leader in medical patient temperature management systems, today announced its financial results for the third quarter ending September 30, 2024.

Third Quarter Highlights

•
Product revenues of $371.5 million increased 1.5% from $366.2 million in the third quarter of 2023. Excluding the impact of foreign currency translation, product revenues increased 1.0% year over year
•
Automotive revenues increased 1.1% year over year; excluding the impact of foreign currency translation, automotive revenues increased 0.7% year over year
•
GAAP diluted earnings per share was $0.51 as compared with $0.48 for the prior-year period
•
Adjusted diluted earnings per share (see table herein) was $0.75. Adjusted diluted earnings per share in the prior-year period was $0.64
•
Secured automotive new business awards totaling $600 million in the quarter

Phil Eyler, the Company's President and CEO, said, “The financial and operating results of the third quarter reflect the continued momentum of our strategy to bring innovation and unique solutions to our customers. Our Automotive Climate and Comfort Solutions revenue outperformed actual light vehicle production in our key markets by nearly 800 basis points. We achieved quarterly automotive new business awards of $600 million, a third quarter record, keeping us on track for annual awards of over $2 billion for the second consecutive year.

He added, “We continue to execute on securing awards and launching new programs, particularly for our new innovative solutions. We had our first market launch of ClimateSense® with a five-zone micro-climate solution on the Cadillac Escalade IQ. Additionally, we won an award for ComfortScale™, our patented, next generation integrated thermal, lumbar and massage system. We have seen an acceleration of new technology wins that we expect will fuel future growth.

He concluded, “Year to date, our relentless focus on operational excellence and financial discipline has yielded not only continued growth over market, but also a nearly 100 basis point expansion in Adjusted EBITDA margin. Including share repurchases in the quarter, we returned more than $100 million dollars to shareholders through share repurchases in the last twelve months. I would like to thank the Gentherm team for their unwavering efforts to drive our business and generate shareholder returns.”

2024 Third Quarter Financial Review

Product revenues for the third quarter of 2024 increased by $5.3 million, or 1.5%, as compared with the prior-year period. Excluding the impact of foreign currency translation, product revenues increased 1.0% year over year.

Automotive revenues increased 1.1% year over year. Adjusting for foreign currency translation, phasing out the non-automotive and contract manufacturing electronics business as well as one-time benefits from recoveries in both periods, Automotive revenues increased 1.2% year over year. Revenues from

Automotive Climate and Comfort Solutions increased 3.3% in the third quarter compared to the prior-year period.

According to S&P Global Mobility’s mid-October report, actual light vehicle production decreased by 4.5% in the third quarter when compared with the same quarter of 2023 in the Company’s key markets of North America, Europe, China, Japan, and Korea.

Gentherm Medical revenue increased 11.3% year over year, primarily as a result of higher Blanketrol® sales in the U.S., and Astopad® in Europe. Adjusting for the impact of foreign currency translation, Medical revenues increased 10.4%.

See the “Revenues by Product Category and Reconciliation of Foreign Currency Translation Impact” table included below for additional detail.

Gross margin rate increased to 25.5% in the current-year period, as compared with 23.5% in the prior-year period. The increase from the prior-year period was driven by Fit-for-Growth 2.0 initiatives including supplier cost reductions, value engineering activities, as well as the impact of our previously announced exit of the non-automotive electronics business. These were partially offset by annual price reductions and start-up costs from our new plants opening in Monterrey, Mexico and Tangier, Morrocco.

Net research and development expenses of $23.0 million in the quarter were relatively unchanged compared to the prior-year period.

Selling, general and administrative expenses of $36.9 million in the quarter decreased $1.4 million, or 3.6%, versus the prior-year period. The year-over-year decrease was primarily driven by acquisition and integration expenses in the prior year.

Restructuring expenses, net of $2.7 million in the current-year period increased $1.6 million, versus the prior-year period primarily as a result of discrete restructuring activities associated with the Company’s Fit-for-Growth 2.0 initiatives and previously announced footprint optimization.

As described more fully in the “Reconciliation of Net Income to Adjusted EBITDA and Adjusted EBITDA Margin” table included below, the Company recorded Adjusted EBITDA of $48.1 million in the quarter compared with $47.7 million in the prior-year period, an increase of $0.4 million or 0.9%.

Income tax expense in the quarter was $3.4 million, as compared with $6.9 million in the prior-year period. The effective tax rate was approximately 18% in the quarter.

GAAP diluted earnings per share for the quarter was $0.51 compared with $0.48 for the prior-year period. Adjusted diluted earnings per share, excluding restructuring expenses, net, non-cash purchase accounting impact, non-automotive electronics inventory benefit, unrealized currency loss, and other items specified on the table below, was $0.75. Adjusted diluted earnings per share in the prior-year period was $0.64.

The Company provides various non-GAAP financial measures in this release. See “Use of Non-GAAP Measures” below for additional information, including definitions, usefulness for investors and limitations, as well as reconciliations below to the most directly comparable GAAP financial measures.

Guidance

The Company’s full-year 2024 guidance as of October 30, 2024 is shown below:

	As of July 31, 2024	As of October 30, 2024 (1)
Product Revenues	Low end of $1.5B – $1.6B	$1.45B – $1.47B
Adjusted EBITDA Margin Rate	Above mid-point of 12.5% – 13.5%	Near mid-point of 12.5% – 13.5%
Full-year Adjusted Effective Tax Rate	26% – 29%	No change
Capital Expenditures	$65M – $75M	No change
(1)
Based on the current forecast of customer orders, our expectations of near-term conditions, and light vehicle production in our relevant markets decreasing at low to mid-single digit rate for full year 2024 versus 2023, and a EUR to USD exchange rate of $1.08/Euro.

Conference Call

As previously announced, Gentherm will conduct a conference call today at 8:00 am Eastern Time to review these results. The dial-in number for the call is 1-877-407-4018 (callers in the U.S.) or +1-201-689-8471 (callers outside this U.S.). The passcode for the live call is 13749599.

A live webcast and one-year archived replay of the call can be accessed on the Events page of the Investor section of Gentherm's website at www.gentherm.com.

A telephonic replay will be available at approximately two hours after the call until 11:59 pm Eastern Time on November 13, 2024. The replay can be accessed by dialing 1-844-512-2921 (callers in the U.S.), or +1-412-317-6671 (callers outside the U.S.). The passcode for the replay is 13749599.

Investor Contact
Gregory Blanchette
investors@gentherm.com
248.308.1702

Media Contact
Melissa Fischer
media@gentherm.com
248.289.9702

About Gentherm

Gentherm (NASDAQ: THRM) is the global market leader of innovative thermal management and pneumatic comfort technologies for the automotive industry and a leader in medical patient temperature management systems. Automotive products include variable temperature Climate Control Seats®, heated automotive interior systems (including heated seats, steering wheels, armrests and other components), battery performance solutions, cable systems, lumbar and massage comfort solutions, valve system technologies, and other electronic devices. Medical products include patient temperature management systems. The Company is also developing a number of new technologies and products that will help enable improvements to existing products and to create new product applications for existing and new markets. Gentherm has more than 14,000 employees in facilities in the United States, Germany, China, Czech Republic, Hungary, Japan, Malta, Mexico, Morocco, North Macedonia, South Korea, United Kingdom, Ukraine, and Vietnam. For more information, go to www.gentherm.com.

Forward-Looking Statements

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Gentherm Incorporated's goals, beliefs, plans and expectations about its prospects for the future and other future events. The forward-looking statements included in this release are made as of the date hereof or as of the date specified herein and are based on management's reasonable expectations and beliefs. In making these statements we rely on assumptions and analysis based on our experience and perception of historical trends, current conditions and expected future developments, as well as other factors we consider appropriate under the circumstances. Such statements are subject to a number of important assumptions, significant risks and uncertainties (some of which are beyond our control) and other factors that may cause actual results or performance to differ materially from that described in or indicated by the forward-looking statements, including but not limited to:

•
macroeconomic, geopolitical and similar global factors in the cyclical Automotive industry;
•
increasing U.S. and global competition, including with non-traditional entrants;
•
our ability to effectively manage new product launches and research and development, and the market acceptance of such products and technologies;
•
the evolution and recent challenges of the automotive industry towards electric vehicles, autonomous vehicles and mobility on demand services, and related consumer behaviors and preferences;
•
our ability to convert automotive new business awards into product revenues;
•
the recent supply-constrained environment, and inflationary and other cost pressures;
•
the production levels of our major customers and OEMs in our key markets and sudden fluctuations in such production levels;
•
our business in China, which is subject to unique operational, competitive, regulatory and economic risks;
•
our ability to attract and retain highly skilled employees and wage inflation;
•
a tightening labor market, labor shortages or work stoppages impacting us, our customers or our suppliers, such as recent labor strikes among certain OEMs and suppliers;
•
our achievement of product cost reductions to offset customer-imposed price reductions or other pricing pressures;
•
our product quality and safety and impact of product safety recalls and alleged defects in products;
•
our ability to execute efforts to optimize our global supply chain and manufacturing footprint, including opening new facilities and transferring production;
•
our ability to integrate our recent acquisitions and realize synergies, as well as to consummate additional strategic acquisitions, investments and exits, and achieve planned benefits;
•
any security breaches and other disruptions to our information technology networks and systems, as well as privacy, data security and data protection risks;
•
the impact of our global operations, including our global supply chain, operations within Ukraine, economic and trade policies, and foreign currency and exchange risk;
•
any loss or insolvency of our key customers and OEMs, or key suppliers;
•
our ability to project future sales volume based on third-party information, based on which we manage our business;
•
the protection of our intellectual property in certain jurisdictions;
•
our compliance with anti-corruption laws and regulations;
•
legal and regulatory proceedings and claims involving us or one of our major customers;
•
the extensive regulation of our patient temperature management business;
•
risks associated with our manufacturing processes;

•
the effects of climate change and catastrophic events, as well as regulatory and stakeholder-imposed requirements to address climate change and other sustainability issues;
•
our product quality and safety;
•
our borrowing availability under our revolving credit facility, as well ability to access the capital markets, to support our planned growth; and
•
our indebtedness and compliance with our debt covenants.

The foregoing risks should be read in conjunction with the Company's reports filed with or furnished to the Securities and Exchange Commission (the “SEC”), including “Risk Factors,” in its most recent Annual Report on Form 10-K and subsequent SEC filings, for a discussion of these and other risks and uncertainties. In addition, with reasonable frequency, we have entered into business combinations, acquisitions, divestitures, strategic investments and other significant transactions. Such forward-looking statements do not include the potential impact of any such transactions that may be completed after the date hereof, each of which may present material risks to the Company’s future business and financial results.

Except as required by law, the Company expressly disclaims any obligation or undertaking to update any forward-looking statements to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Use of Non-GAAP Financial Measures

In addition to the results reported in accordance with GAAP throughout this release, the Company has provided here or elsewhere information regarding: adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”); Adjusted EBITDA margin; adjusted earnings per share (“Adjusted earnings per share” or “Adjusted EPS”); free cash flow; Net Debt, revenue, segment revenue and product revenue excluding foreign currency translation and other specified gains and losses; Automotive Climate and Comfort Solutions revenues; and adjusted operating expenses, each a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, deferred financing cost amortization, non-cash stock based compensation expenses, and other gains and losses not reflective of the Company’s ongoing operations and related tax effects including transaction expenses, debt retirement expenses, impairment of assets held for sale, impairment of goodwill, gain or loss on sale of business, restructuring expenses, net, unrealized currency gain or loss and unrealized revaluation of derivatives. The Company defines Adjusted EBITDA margin as Adjusted EBITDA divided by product revenues. The Company defines Adjusted EPS as earnings adjusted by gains and losses not reflective of the Company’s ongoing operations and related tax effects including transaction expenses, debt retirement expenses, impairment of assets held for sale, impairment of goodwill, gain or loss on sale of business, restructuring expenses, net, unrealized currency gain or loss and unrealized revaluation of derivatives. The Company defines Free Cash Flow as Net cash provided by operating activities less Purchases of property and equipment. The Company defines Net Debt as the principal amount of all Consolidated Funded Indebtedness (as defined in the Credit Agreement) less cash and cash equivalents. The Company defines revenue, segment revenue or product revenue excluding foreign currency translation and other specified gains and losses as such revenue, excluding the estimated effects of foreign currency exchange on revenue by translating actual revenue using the prior period foreign currency exchange rates and excluding the other items specified in the reconciliation tables herein. The Company defines Automotive Climate and Comfort Solutions revenues as Automotive revenue excluding specified product revenues and the impact of non-automotive electronics and contract manufacturing electronics revenues. The Company defines adjusted operating expenses as operating expenses excluding impairment of intangible assets and property and equipment, restructuring expenses, net, related non-cash stock based compensation, acquisition, integration and divestiture expenses.

The Company’s reconciliations are included in this release or can be found in the supplemental materials furnished as Exhibit 99.2 to the Company’s Form 8-K dated October 30, 2024.

In evaluating its business, the Company considers and uses Free Cash Flow and Net Debt as supplemental measures of its liquidity and the other non-GAAP financial measures as supplemental measures of its operating performance. Management provides such non-GAAP financial measures so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company's performance on a period-over-period basis by excluding matters not indicative of the Company’s ongoing operating or liquidity results and therefore enhance the comparability of the Company's results and provide additional information for analyzing trends in the business. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur revenues, expenses, and cash and non-cash obligations that are the same as or similar to some of the adjustments in our presentation of non-GAAP financial measures. Our presentation of non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. There also can be no assurance that we will not modify the presentation of our non-GAAP financial measures in the future, and any such modification may be material. Other companies in our industry may define and calculate these non-GAAP financial measures differently than we do and those calculations may not be comparable to our metrics. These non-GAAP measures have limitations as analytical tools, and when assessing the Company's operating performance or liquidity, investors should not consider these non-GAAP measures in isolation, or as a substitute for net income (loss), revenue or other consolidated income statement or cash flow statement data prepared in accordance with GAAP.

Non-GAAP measures referenced in this release and other public communications may include estimates of future Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EPS. The Company has not reconciled the non-GAAP forward-looking guidance included in this release to the most directly comparable GAAP measures because this cannot be done without unreasonable effort due to the variability and low visibility with respect to taxes and non-recurring items, which are potential adjustments to future earnings. We expect the variability of these items to have a potentially unpredictable, and a potentially significant, impact on our future GAAP financial results.

GENTHERM INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Product revenues	$371,512	$366,195	$1,103,210	$1,102,143
Cost of sales	276,639	279,985	822,883	846,815
Gross margin	94,873	86,210	280,327	255,328
Operating expenses:
Net research and development expenses	23,013	23,150	67,619	72,991
Selling, general and administrative expenses	36,861	38,220	116,992	113,680
Restructuring expenses, net	2,662	1,099	12,342	3,412
Impairment of goodwill	—	—	—	19,509
Total operating expenses	62,536	62,469	196,953	209,592
Operating income	32,337	23,741	83,374	45,736
Interest expense, net	(4,710)	(3,368)	(11,956)	(9,444)
Foreign currency (loss) gain	(8,480)	2,107	(6,213)	384
Other income	263	272	952	1,058
Earnings before income tax	19,410	22,752	66,157	37,734
Income tax expense	3,445	6,908	16,531	15,478
Net income	$15,965	$15,844	$49,626	$22,256
Basic earnings per share	$0.51	$0.48	$1.58	$0.67
Diluted earnings per share	$0.51	$0.48	$1.57	$0.67
Weighted average number of shares – basic	31,187	32,944	31,421	33,049
Weighted average number of shares – diluted	31,365	33,196	31,605	33,311

GENTHERM INCORPORATED

REVENUE BY PRODUCT CATEGORY AND RECONCILIATION OF FOREIGN CURRENCY TRANSLATION IMPACT

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	% Change	2024	2023	% Change
Climate Control Seat	$115,498	$124,905	(7.5)%	$352,789	$360,868	(2.2)%
Seat Heaters	72,982	77,238	(5.5)%	227,114	231,132	(1.7)%
Lumbar and Massage Comfort Solutions	48,970	33,260	47.2%	133,090	109,602	21.4%
Steering Wheel Heaters	44,711	39,861	12.2%	126,939	115,166	10.2%
Valve Systems	26,082	27,830	(6.3)%	81,974	82,516	(0.7)%
Automotive Cables	16,834	19,668	(14.4)%	57,185	60,131	(4.9)%
Battery Performance Solutions	16,869	17,242	(2.2)%	46,540	57,138	(18.5)%
Electronics	10,862	10,163	6.9%	26,218	30,456	(13.9)%
Other Automotive	5,996	4,615	29.9%	15,595	21,998	(29.1)%
Subtotal Automotive segment	358,804	354,782	1.1%	1,067,444	1,069,007	(0.1)%
Medical segment	12,708	11,413	11.3%	35,766	33,136	7.9%
Total Company	$371,512	$366,195	1.5%	$1,103,210	$1,102,143	0.1%

Foreign currency translation impact (a)	1,599	—		(5,134)	—
Total Company, excluding foreign currency translation impact	$369,913	$366,195	1.0%	$1,108,344	$1,102,143	0.6%

(a) Foreign currency translation impacts for the Automotive segment and Medical segment were $1,487 and $112 respectively, for the three months ended September 30, 2024. Foreign currency translation impacts for the Automotive segment and Medical segment were $(5,129) and $(5) respectively, for the nine months ended September 30, 2024.

GENTHERM INCORPORATED

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

AND ADJUSTED EBITDA MARGIN

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net income	$15,965	$15,844	$49,626	$22,256
Add back:
Depreciation and amortization	12,351	12,516	38,742	38,354
Income tax expense (a)	3,445	6,908	16,531	15,478
Interest expense, net (b)	4,710	3,368	11,956	9,444
Adjustments:
Non-cash stock based compensation (c)	2,927	3,421	10,334	8,592
Restructuring expenses, net	2,662	1,099	12,342	3,412
Non-automotive electronics inventory (benefit) charge	(2,679)	3,426	(4,451)	5,489
Unrealized currency loss (gain)	8,604	(898)	6,251	4,227
Acquisition and integration expenses	—	1,618	—	4,730
Impairment of goodwill	—	—	—	19,509
Other	118	372	187	71
Adjusted EBITDA	$48,103	$47,674	$141,518	$131,562

Product revenues	$371,512	$366,195	$1,103,210	$1,102,143
Net income margin	4.3%	4.3%	4.5%	2.0%
Adjusted EBITDA margin	12.9%	13.0%	12.8%	11.9%

(a) Includes $2,423 of deferred income tax benefit associated with the goodwill impairment of the Medical reporting unit for the nine months ended September 30, 2023.

(b) Includes $1,157 and $1,161 of interest expense for the three and nine months ended September 30, 2024, related to mark-to-market adjustment of our floating-to-fixed interest rate swap agreement with a notional amount of $100,000.

(c) Includes operating expenses of $2,708 and $3,384 for the three months ended September 30, 2024 and 2023, respectively. Includes operating expenses of $9,717 and $8,218 for the nine months ended September 30, 2024 and 2023, respectively.

GENTHERM INCORPORATED

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

AND ADJUSTED EARNINGS PER SHARE

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net income	$15,965	$15,844	$49,626	$22,256
Non-cash purchase accounting impact	1,608	1,613	4,797	5,793
Restructuring expenses, net	2,662	1,099	12,342	3,412
Unrealized currency loss (gain)	8,604	(898)	6,251	4,227
Non-automotive electronics inventory (benefit) charge	(2,679)	3,426	(4,451)	5,489
Acquisition and integration expenses	—	1,618	—	4,730
Impairment of goodwill	—	—	—	19,509
Other	118	372	187	71
Tax effect of above	(2,695)	(1,693)	(4,546)	(8,635)
Adjusted net income	$23,583	$21,381	$64,206	$56,852

Weighted average shares outstanding:
Basic	31,187	32,944	31,421	33,049
Diluted	31,365	33,196	31,605	33,311

Earnings per share, as reported:
Basic	$0.51	$0.48	$1.58	$0.67
Diluted	$0.51	$0.48	$1.57	$0.67

Adjusted earnings per share:
Basic	$0.76	$0.65	$2.04	$1.72
Diluted	$0.75	$0.64	$2.03	$1.71

GENTHERM INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEETS

(Dollars in thousands, except share data)

(Unaudited)

	September 30, 2024	December 31, 2023
ASSETS
Current Assets:
Cash and cash equivalents	$150,581	$149,673
Accounts receivable, net	270,913	253,579
Inventory:
Raw materials	141,547	126,013
Work in process	20,116	15,704
Finished goods	72,083	64,175
Inventory, net	233,746	205,892
Other current assets	81,711	78,420
Total current assets	736,951	687,564
Property and equipment, net	253,531	245,234
Goodwill	104,839	104,073
Other intangible assets, net	61,067	66,482
Operating lease right-of-use assets	29,366	27,358
Deferred income tax assets	81,923	81,930
Other non-current assets	30,502	21,730
Total assets	$1,298,179	$1,234,371
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$254,555	$215,827
Current lease liabilities	7,038	7,700
Current maturities of long-term debt	210	621
Other current liabilities	103,647	100,805
Total current liabilities	365,450	324,953
Long-term debt, less current maturities	222,104	222,217
Non-current lease liabilities	21,929	16,175
Pension benefit obligation	2,805	3,209
Other non-current liabilities	25,182	23,095
Total liabilities	$637,470	$589,649
Shareholders’ equity:
Common Stock:
No par value; 55,000,000 shares authorized 30,976,821 and 31,542,001 issued and outstanding at September 30, 2024 and December 31, 2023, respectively	10,698	50,503
Paid-in capital	4,552	—
Accumulated other comprehensive loss	(35,021)	(30,160)
Accumulated earnings	680,480	624,379
Total shareholders’ equity	660,709	644,722
Total liabilities and shareholders’ equity	$1,298,179	$1,234,371

GENTHERM INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2024	2023
Operating Activities:
Net income	$49,626	$22,256
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	40,085	38,531
Deferred income taxes	1,568	(3,017)
Stock based compensation	10,291	8,451
(Gain) loss on disposition of property and equipment	(1,702)	873
Provisions for inventory	502	6,597
Impairment of goodwill	—	19,509
Other	(1,057)	81
Changes in assets and liabilities:
Accounts receivable, net	(16,179)	(19,813)
Inventory	(27,826)	3,733
Other assets	(35,959)	(19,218)
Accounts payable	38,501	32,158
Other liabilities	15,239	(10,099)
Net cash provided by operating activities	73,089	80,042
Investing Activities:
Purchases of property and equipment	(50,354)	(26,526)
Proceeds from the sale of property and equipment	7,537	72
Proceeds from deferred purchase price of factored receivables	10,266	10,139
Cost of technology investments	(590)	(630)
Net cash used in investing activities	(33,141)	(16,945)
Financing Activities:
Borrowings on debt	53,000	—
Repayments of debt	(53,520)	(27,166)
Proceeds from the exercise of Common Stock options	4,650	263
Taxes withheld and paid on employees' stock based compensation	(3,157)	(2,754)
Cash paid for the repurchase of Common Stock	(41,578)	(31,094)
Net cash used in financing activities	(40,605)	(60,751)
Foreign currency effect	1,565	(1,883)
Net increase in cash and cash equivalents	908	463
Cash and cash equivalents at beginning of period	149,673	153,891
Cash and cash equivalents at end of period	$150,581	$154,354
Supplemental disclosure of cash flow information:
Cash paid for taxes	$19,470	$18,893
Cash paid for interest	10,022	9,737

GENTHERM INCORPORATED

OTHER NON-GAAP RECONCILIATIONS

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,
	2024	2023
Automotive revenues	$358,804	$354,782
Non-automotive electronics revenues and contract manufacturing electronics	5,985	7,321
One-time benefits from recoveries and retrofits	—	140
Adjusted Automotive revenues	352,819	347,321
Foreign currency translation impact	1,467	—
Adjusted Automotive revenues, excluding foreign currency translation impact	$351,352	$347,321
Year over Year % change	1.2%

	Three Months Ended September 30,
	2024	2023
Automotive revenues	$358,804	$354,782
Less: Valve Systems	26,082	27,830
Less: Automotive Cables	16,834	19,668
Less: Battery Performance Solutions	16,869	17,242
Less: Non-automotive and contract manufacturing electronics	5,985	7,321
Automotive Climate and Comfort Solutions revenues	293,034	282,721
Less: One-time benefits from recoveries and retrofits	—	140
Adjusted Automotive Climate and Comfort Solutions revenues	293,034	282,581
Foreign currency translation impact	1,024	—
Adjusted Automotive Climate and Comfort Solutions revenues, excluding foreign currency translation impact	$292,010	$282,581
Year over Year % change	3.3%